Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

CUSTODIAN VENTURES LLC, Plaintiff, v. MYSIZE, INC., a Delaware corporation, Defendant.	) ) ) ) ) ) ) ) ) )	C.A. No. 2021- 0817 -LWW

VERIFIED COMPLAINT PURSUANT TO 8 DEL. C. § 211

Plaintiff Custodian Ventures LLC (“Custodian” or “Plaintiff”), by and through its undersigned counsel, brings this Verified Complaint against MySize, Inc. (“MySize” or the “Company”).

NATURE OF THE ACTION

1. Custodian brings this action pursuant to 8 Del. C. § 211 to enforce its statutory right, as a stockholder of the Company, to compel the Company to hold an annual meeting of stockholders for the purpose of electing directors.

2. The Company has failed to hold an annual meeting for more than thirteen months. This delay appears to have been prompted by Custodian’s delivery of a letter to the Company on May 12, 2021 (the “Nomination Notice”) nominating a slate of four director candidates for election to the four seats on the Company’s board at the next annual meeting.

3. The Court should not permit the Company to stall corporate democracy any longer.

4. The Court should enter an order compelling the Company to hold an annual meeting for the election of its directors at the earliest possible date. The Court should also set a record date and declare that the shares of stock represented at the meeting and entitled to vote will constitute a quorum for the purposes of the annual meeting.

PARTIES

5. Custodian is a Wyoming LLC and a record holder of 200 shares of the Company’s common stock and beneficial owner of an additional 790,300 shares held in street name. A copy of Custodian’s record of direct registration is annexed as Exhibit A. In the aggregate, Custodian and its affiliates beneficially own 1,502,053 shares of the Company’s common stock, which is approximately 9.99% of the Company’s issued and outstanding equity.

6. MySize is a corporation organized under the laws of the State of Delaware, with its principal place of business in Israel. The Company is traded on the NASDAQ and the Tel Aviv Stock Exchange under the ticker symbol MYSZ.

FACTUAL BACKGROUND

7. The Company held its last annual meeting for the election of directors on August 10 2020, more than thirteen months prior to the filing of this Complaint.

8. The Company’s board of directors (the “Board”) is not staggered. Accordingly, the terms of all directors currently serving on the Board have expired.

9. On May 12, 2021, Custodian delivered the Nomination Notice to the Company, nominating four director candidates for election to the four seats on the Company’s board at the next annual meeting. On May 14, 2021, Custodian and its affiliates filed a Schedule 13D with the Securities and Exchange Commission disclosing their ownership of the Company’s common stock and the Nomination Notice.

10. As of the filing of this Complaint, the Company has failed to designate a date for an annual meeting of the stockholders to occur this year.

COUNT I - SETTING DATE FOR ANNUAL MEETING OF

STOCKHOLDERS PURSUANT TO 8 DEL. C. § 211(c)

11. Plaintiff repeats and realleges the allegations of the foregoing paragraphs as if fully set forth herein.

12. The Company has not held an annual meeting of stockholders for the election of directors since August 10, 2020, more than thirteen months before the filing of this Complaint.

13. No action has been taken by written consent in lieu of an annual meeting within the last thirteen months to elect directors in accordance with 8 Del. C. § 21l(b).

14. As of the date of the filing of this Complaint, the Company has not designated any date for the holding of an annual meeting of stockholders.

15. Pursuant to 8 Del. C. § 211(c), Plaintiff is entitled to an order of this Court summarily directing the Company to hold promptly an annual meeting for the election of directors, setting a record date, and stating that the shares of stock represented at such meeting, whether in person or by proxy, and entitled to vote thereat, shall constitute a quorum for the purpose of such meeting.

16. Plaintiff has no adequate remedy at law.

WHEREFORE, Plaintiff respectfully prays that the Court:

A. Enter an Order summarily ordering the Company to hold an annual meeting for the election of directors and stating that the shares of stock represented at such meeting, whether in person or by proxy, and entitled to vote thereat, shall constitute a quorum for the purpose of such meeting;

B. Enter an Order designating a time and place for the annual meeting, setting a prompt record date for the determination of the stockholders entitled to vote at the annual meeting, and approving the form of notice for the annual meeting;

C. Award Plaintiff its fees and costs in pursuing this action, including its reasonable attorneys’ fees; and

D. Grant Plaintiff such other and further relief as the Court deems just and proper.

/s/ Daniel J. McBride
OF COUNSEL:	A. Thompson Bayliss (#4379)
Daniel J. McBride (#6305)
Adrienne M. Ward	ABRAMS & BAYLISS LLP
OLSHAN FROME WOLOSKY LLP	20 Montchanin Road, Suite 200
1325 Avenue of the Americas	Wilmington, Delaware 19807
New York, New York 10019	(302) 778-1000
(212) 451-2300
Attorneys for Plaintiff Custodian
Dated: September 22, 2021	Ventures LLC

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